Exhibit 10.1

Board of Directors

Compensation Program

For

Non Executive Directors

February, 2010

PartnerRe Ltd. Board of Directors Compensation Policy

PartnerRe Ltd. (the “Company”) has developed a Board of Directors Compensation Policy for Non-Executive Directors to address specific objectives:

•	Establish competitive levels of remuneration, benchmarked against an appropriate peer group.

•	Align the interests of Directors and shareholders by using equity as a major component of the total compensation package.

•	Establish one approach to Director compensation in recognition of the Company’s strategy to rotate Directors’ committee assignments periodically.

•	Demonstrate good governance and corporate responsibility.

As part of the Compensation Policy for the members of the Board of Directors and as approved by the Nominating and Governance Committee, PartnerRe offers a competitive mix of cash and equity compensation for each Non-Executive and for the Chairman.

The total compensation package for Director service consists of three components:

•	Cash compensation

•	Share Options

•	Restricted Share Units (“RSU’s”)

Cash Compensation

Members of the Board of Directors are entitled to receive cash compensation on an annual basis for their services. Cash is paid once a year on June 15 or the nearest business day thereafter.

Annually
Chairman	$180,000
Director	$50,000

Elective Equity Incentive

Deferred Cash Compensation

Members of the Board may elect to defer part or all of their cash compensation into RSU’s. Election options are limited to deferral of 0%, 50% or 100% of cash compensation.

Deferred cash compensation is converted into RSU’s (see RSU description).

Company Match

Should a Board member elect to defer his or her cash compensation into RSU’s, deferred amounts will receive an additional matching award equal to 25% of the deferred dollar amount. The matching award will be granted in RSU’s (see RSU description).

Share Options

Non-Executive members of the Board are entitled to receive share options annually on June 15 or the nearest business day thereafter.

Annually
Chairman	$100,000
Director	$80,000

The number of options granted is determined using a Black Scholes valuation. Director share option awards are immediately vested and the grant price of the Director share option awards is the “Fair Market Value”, as defined by the shareholder-approved plan.

The Company may consider an automatic option exercise provision taking into account such considerations as whether the equity plan administrator is able to provide this benefit in its system automatically.

RSU’s

Non–Executive members of the Board of Directors are entitled to receive RSU’s for their services based on the value below. The RSU’s are granted once a year on June 15 or the nearest business day thereafter. The number of RSU’s awarded is determined by the dollar value of the award divided by the Fair Market Value of PartnerRe Ltd. Common Shares on the grant date. RSU’s will cliff vest after 5 years from the grant date and automatic delivery will also occur at this time.

Annually
Chairman	$120,000
Director	$100,000

Dividend Equivalents

All RSU awards will accrue dividend equivalents on the same basis as the shares underlying the RSU’s, with such dividend equivalents payable annually on June 15, with no accrued interest on the dividend equivalents.

Delivery of RSU’s

Prior to the RSU grant, Directors will have the ability to elect to receive 60% of the value of the RSU’s in shares of the Company and 40% in cash.

Accelerated vesting and delivery of RSUs will occur if the director leaves and any of the following events occur:

Change in Control of PartnerRe Ltd. as defined in the shareholder approved plan

Death

Permanent Disability

Mandatory retirement from the Board

Voluntary termination due to the acceptance of a public service position that would either preclude continued Board service or make such continued service impractical

Failure to be re-elected to the Board by shareholders

All the above reasons for departure will be regarded as “Permissible reasons” for departure.

Board Member Retirement or Membership Timing

To the extent a Board Member leaves the Board for any of the “Permissible reasons” or joins the Board not on June 15 of any year, then cash payment and RSU grants and Option grants may be made on the date of departure or arrival on a pro rated basis.

Clawbacks and vesting will occur in accordance with Appendix A

Board of Directors Ownership Guidelines

Directors are asked to own a minimum number of shares equal to 4 times his or her annual cash compensation entitlement (“Ownership Target”“) For the purpose of determining levels of ownership, both shares owned by the Director as well as RSU’s are included in the Director’s holdings. Directors who do not meet the Ownership Target are required to receive at least 50% of their cash compensation in RSU’s until the target is met.

Maximum Annual Equity Awards

All option and RSU awards made to Directors shall not exceed the maximum annual limits as stated in the PartnerRe Ltd. 2003 Non-Employee Directors Share Plan.

Travel

The Company agrees to reimburse all business expenses related to services rendered, including attendance at educational sessions, as a Director of the Company.

Partner program

Every two years the company invites the partners of Board members to attend events at the Board meeting. The cost of providing the program on the ground is covered. The Board have decided that travel costs for partners to attend these programs shall be born by the Director and shall not be reimbursed by the Company.

Appendix A

PartnerRe Ltd.

Director Compensation Schedule - 2010 / 2011

Permissible Termination = Change in control, death, permanent disability, mandatory retirement, and (at the Board’s discretion) termination due to acceptance of a public service position that would either preclude Board service or make such continued service impractical

		Termination Before June 15th		Termination After June 15th
Pay Element	Payment / Grant Date	Permissible	Non-Permissible	Permissible	Non-Permissible

Cash Retainer	Retainer is paid on June 15th for the calendar year	Pay pro rata retainer	Pay pro rata retainer	Clawback unearned retainer	Clawback unearned retainer

Restricted Share Units	Unvested RSU’s are granted on June 15th for the calendar year	Not granted for current year Accelerated vesting of prior unvested awards	Not granted for current year Forfeiture of unvested awards	Accelerated vesting of prior years’ unvested awards and pro rata portion of current year’s award Forfeiture of unvested portion of current year’s award	Forfeiture of unvested awards

Share Options	Vested share options are granted retrospectively on June 15th (starting in 2010)	Not granted for current year Continued exercisability of outstanding options for remainder of the term	Not granted for current year Continued exercisability of outstanding options for remainder of the term	Continued exercisability of outstanding options for remainder of the term	Continued exercisability of outstanding options for remainder of the term

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